EXHIBIT 12
                CATERPILLAR FINANCIAL SERVICES CORPORATION

              COMPUTATION OF RATIO OF  PROFIT TO FIXED CHARGES
                                 (Unaudited)
                            (Millions of Dollars)
                                       Three Months Ended
                                       March 31,      March 31,
                                         1999           1998

  Profit                                 $  35         $  24
  Add:
    Provision for income taxes              20            13

  Deduct:
    Equity in profit of                      -            (1)
  partnerships

  Profit before taxes                    $  55         $  36

  Fixed charges:
    Interest on borrowed funds            $132          $106
    Rentals at computed interest*            1             1

  Total fixed charges                     $133          $107

  Profit before taxes plus fixed
   Charges                                $188          $143

  Ratio of profit before taxes
  plus  fixed charges to fixed            1.41          1.34
  charges

*Those portions of rent expense that are representative of interest cost.